Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company.

JURISDICTION OF ORGANIZATION
McKesson US Finance Corporation	United States
McKesson UK Finance I Limited	United Kingdom
McKesson International Bermuda IP2A Limited	Bermuda
McKesson International Holdings Unlimited Company	Ireland
McKesson International Bermuda IP3A Limited	Bermuda
McKesson Financial Holdings Unlimited Company IP3	Ireland
Celesio Holdings Deutschland GmbH & Co. KGaA	Germany
PF2 McKesson Technologies Inc.	United States